Exhibit 99.1

U.S. Bancorp Reports Second Quarter 2019 Results

• Net revenue of $5,822 million and net income of $1,821 million

• Industry leading return on average assets of 1.55% and return on average common equity of 15.0%

2Q19 Key Financial Data				2Q19 Highlights

PROFITABILITY METRICS	2Q19	1Q19	2Q18

• Net income of $1,821 million and diluted earnings per
   common share of $1.09

• Industry leading return on average assets of 1.55% and
   return on average common equity of 15.0%

• Return on tangible common equity of 19.2%

• Returned 79% of 2Q earnings to shareholders through
   dividends and share buybacks

• Net interest income grew 3.4% year-over-year (3.3% on a
   taxable-equivalent basis)

• Total net revenue grew 3.2% year-over-year with positive
   operating leverage of 1.0% on a year-over-year basis

• Average total loans grew 1.1% on a linked quarter basis
   and 3.8% (4.5% excluding the impact of loan sales) year-
   over-year

Return on average assets (%)	1.55	1.49	1.54
Return on average common equity (%)	15.0	14.3	15.3
Return on tangible common equity (%) (a)	19.2	18.4	19.8
Net interest margin (%)	3.13	3.16	3.13
Efficiency ratio (%) (a)	54.3	55.4	54.8
INCOME STATEMENT (b)	2Q19	1Q19	2Q18
Net interest income (taxable-equivalent basis)	$3,332	$3,286	$3,226
Noninterest income	$2,490	$2,291	$2,414
Net income attributable to U.S. Bancorp	$1,821	$1,699	$1,750
Diluted earnings per common share	$1.09	$1.00	$1.02
Dividends declared per common share	$.37	$.37	$.30
BALANCE SHEET (b)	2Q19	1Q19	2Q18
Average total loans	$289,218	$286,110	$278,624
Average total deposits	$345,232	$335,366	$334,822
Net charge-off ratio	.49%	.52%	.48%
Book value per common share (period end)	$29.63	$28.81	$27.02
Basel III standardized CET1 (c)	9.5%	9.3%	9.1%
(a) See Non-GAAP Financial Measures reconciliation on page 16
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

CEO Commentary

“We delivered strong results this quarter and we feel good about underlying momentum heading into the second half of the year. In the second quarter, we delivered a return on tangible common equity of 19.2% and returned 79% of our earnings through dividends and share buybacks. Despite a more challenging interest rate environment, our loan and deposit trends were healthy and drove good growth in net interest income. Fee income growth was supported by solid results across our payments services, trust, wealth management, and commercial products businesses. Expense growth was well controlled even as we continued to invest in our digital initiatives, and credit quality was stable. We remain focused on creating value for our customers, communities and shareholders and appreciate the efforts of our employees who make it possible.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

2019 Annual Stress Test and Capital Plan

Based on the 2019 stress test results, which reflect U.S. Bancorp’s strong financial profile and ability to withstand adverse economic conditions, the Company’s board of directors approved an increase in the Company’s quarterly dividend of 13.5% to $0.42 per common share beginning in the third quarter of 2019, as well as a new share repurchase program effective July 1, 2019.

Recognized for Advancing Gender Parity

The Women’s Forum of New York recently announced that U.S. Bancorp will be recognized at its 2019 Breakfast of Corporate Champions for its 35% female board of directors representation, raising the bar and accelerating toward the goal of achieving 50/50 gender parity across all boardrooms by 2025.

U.S. Bank Begins Market Expansion in Charlotte, NC

Expanding our already strong presence in Charlotte, with nearly 800 employees and tens of thousands of customers, the Company began its “digital-first, branch-lite” customer strategy to deepen existing relationships and build a new generation of customers. This represents a part of our Physical Asset Optimization program which includes retail banking expansion in new markets, reinvestment in our existing core retail banking markets, as well as optimizing existing branches in connection with ongoing transformation to digital financial services.

U.S. Bank Leader Named Digital Banker of the Year

American Banker recently named Ankit Bhatt of U.S. Bank its Digital Banker of the Year for his leadership traits and ability to successfully lead teams which build products that put customers first, including the recent complete rebuild and overhaul of the U.S. Bank mobile app.

Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Rebekah Fawcett, 612.303.9986

U.S. Bancorp Second Quarter 2019 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	2Q	1Q	2Q	2Q19 vs	2Q19 vs	YTD	YTD Percent
	2019	2019	2018	1Q19	2Q18	2019	2018 Change
Net interest income	$3,305	$3,259	$3,197	1.4	3.4	$6,564	$6,365	3.1
Taxable-equivalent adjustment	27	27	29	--	(6.9)	54	58	(6.9)
Net interest income (taxable-equivalent basis)	3,332	3,286	3,226	1.4	3.3	6,618	6,423	3.0
Noninterest income	2,490	2,291	2,414	8.7	3.1	4,781	4,686	2.0
Total net revenue	5,822	5,577	5,640	4.4	3.2	11,399	11,109	2.6
Noninterest expense	3,153	3,087	3,085	2.1	2.2	6,240	6,140	1.6
Income before provision and income taxes	2,669	2,490	2,555	7.2	4.5	5,159	4,969	3.8
Provision for credit losses	365	377	327	(3.2)	11.6	742	668	11.1
Income before taxes	2,304	2,113	2,228	9.0	3.4	4,417	4,301	2.7
Income taxes and taxable-equivalent adjustment	476	405	470	17.5	1.3	881	861	2.3
Net income	1,828	1,708	1,758	7.0	4.0	3,536	3,440	2.8
Net (income) loss attributable to noncontrolling interests	(7)	(9)	(8)	22.2	12.5	(16)	(15)	(6.7)
Net income attributable to U.S. Bancorp	$1,821	$1,699	$1,750	7.2	4.1	$3,520	$3,425	2.8
Net income applicable to U.S. Bancorp common shareholders	$1,741	$1,613	$1,678	7.9	3.8	$3,354	$3,275	2.4
Diluted earnings per common share	$1.09	$1.00	$1.02	9.0	6.9	$2.10	$1.98	6.1

Net income attributable to U.S. Bancorp was $1,821 million for the second quarter of 2019, which was 4.1 percent higher than the second quarter of 2018, and 7.2 percent higher than the first quarter of 2019. Diluted earnings per common share were $1.09 in the second quarter of 2019, compared with $1.02 in the second quarter of 2018 and $1.00 in the first quarter of 2019.

The increase in net income year-over-year was due to total net revenue growth of 3.2 percent partially offset by noninterest expense growth of 2.2 percent. Net interest income increased 3.4 percent (3.3 percent on a taxable-equivalent basis), mainly a result of the impact of loan growth and mix, as well as higher yields on reinvestment of securities, partially offset by the impact of a flatter yield curve, higher rates on deposits and changes in funding mix. Noninterest income increased 3.1 percent compared with a year ago, driven by growth in payment services revenue, trust and investment management fees, commercial products revenue, and other noninterest revenue, partially offset by a decline in deposit service charges. Noninterest expense increased 2.2 percent primarily due to higher personnel expense, and higher technology investment and occupancy costs in support of business growth. Partially offsetting these increases was lower other noninterest expense driven by lower costs related to tax-advantaged projects and FDIC assessment costs.

Net income increased on a linked quarter basis primarily due to an increase in total net revenue of 4.4 percent partially offset by noninterest expense growth of 2.1 percent. The increase in total net revenue reflected higher net interest income of 1.4 percent primarily due to loan growth, an additional day in the second quarter, and higher interest recoveries, partially offset by the impact of a flatter yield curve, higher rates on deposits and changes in funding mix. Noninterest income increased 8.7 percent compared with the first quarter of 2019 driven by seasonally higher payment services revenue as well as higher commercial products revenue, mortgage banking revenue, and trust and investment management fees. Noninterest expense increased 2.1 percent on a linked quarter basis primarily driven by higher marketing and business development expense, compensation expense, technology and communications expense, and other noninterest expense, partially offset by seasonally lower employee benefits expense.

U.S. Bancorp Second Quarter 2019 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	2Q 2019	1Q 2019	2Q 2018	2Q19 vs 1Q19	2Q19 vs 2Q18	YTD 2019	YTD 2018	Change
Components of net interest income Income on earning assets	$4,480	$4,381	$3,980	$99	$500	$8,861	$7,802	$1,059
Expense on interest-bearing liabilities	1,148	1,095	754	53	394	2,243	1,379	864
Net interest income	$3,332	$3,286	$3,226	$46	$106	$6,618	$6,423	$195

Average yields and rates paid
Earning assets yield	4.21%	4.22%	3.86%	(.01)%	.35%	4.21%	3.81%	.40%
Rate paid on interest-bearing liabilities	1.40	1.38	.97	.02	.43	1.39	.89	.50
Gross interest margin	2.81%	2.84%	2.89%	(.03)%	(.08)%	2.82%	2.92%	(.10)%
Net interest margin	3.13%	3.16%	3.13%	(.03)%	-- %	3.14%	3.13%	.01%

Average balances
Investment securities (a)	$115,460	$114,179	$114,578	$1,281	$882	$114,823	$114,039	$784
Loans	289,218	286,110	278,624	3,108	10,594	287,672	279,004	8,668
Earning assets	426,933	419,494	412,676	7,439	14,257	423,234	412,265	10,969
Interest-bearing liabilities	329,743	322,156	312,217	7,587	17,526	325,971	311,917	14,054

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the second quarter of 2019 was $3,332 million, an increase of $106 million (3.3 percent) over the second quarter of 2018. The increase was principally driven by earning assets growth and higher yields on reinvestment of securities, partially offset by a flatter yield curve, deposit pricing, and funding mix shift. Average earning assets were $14.3 billion (3.5 percent) higher than the second quarter of 2018, reflecting increases of $10.6 billion (3.8 percent) in average total loans, $882 million (0.8 percent) in average investment securities, and $3.2 billion (19.9 percent) in average other earning assets. Excluding the impact of the fourth quarter of 2018 sale of the majority of the Company’s FDIC covered loans, average total loans grew 4.5 percent compared with the second quarter of 2018.

Net interest income on a taxable-equivalent basis increased $46 million (1.4 percent) on a linked quarter basis primarily driven by earning assets growth, an additional day in the second quarter, and higher interest recoveries. These increases were partially offset by the adverse impact of a flatter yield curve since the first quarter of 2019. Average earning assets were $7.4 billion (1.8 percent) higher on a linked quarter basis, reflecting increases of $3.1 billion (1.1 percent) in average total loans and $1.3 million (1.1 percent) in average investment securities.

The net interest margin in the second quarter of 2019 was 3.13 percent, compared with 3.13 percent in the second quarter of 2018 and 3.16 percent in the first quarter of 2019. Net interest margin was flat year-over-year reflecting the impacts of higher short-term interest rates, the reinvestment of securities, and loan portfolio mix, offset by the adverse impact of the flattening yield curve as well as deposit and funding mix. The decrease in net interest margin on a linked quarter basis was primarily due to changes in the yield curve during the quarter, seasonally lower credit card revolving rates, and higher cash balances, partially offset by higher yields on securities and interest recoveries that are not expected to continue.

Average investment securities in the second quarter of 2019 increased $882 million (0.8 percent) over the second quarter of 2018 and $1.3 billion (1.1 percent) over the first quarter of 2019 primarily due to purchases of mortgage-backed securities, net of prepayments and maturities.

U.S. Bancorp Second Quarter 2019 Results

AVERAGE LOANS
($ in millions)				Percent Change
	2Q 2019	1Q 2019	2Q 2018	2Q19 vs 1Q19	2Q19 vs 2Q18	YTD 2019	YTD 2018	Percent Change

Commercial	$97,776	$96,447	$92,835	1.4	5.3	$97,115	$92,386	5.1
Lease financing	5,457	5,513	5,518	(1.0)	(1.1)	5,485	5,526	(.7)
Total commercial	103,233	101,960	98,353	1.2	5.0	102,600	97,912	4.8

Commercial mortgages	28,465	28,459	28,710	--	(.9)	28,462	28,942	(1.7)
Construction and development	10,900	11,011	11,147	(1.0)	(2.2)	10,955	11,168	(1.9)
Total commercial real estate	39,365	39,470	39,857	(.3)	(1.2)	39,417	40,110	(1.7)

Residential mortgages	66,834	65,582	60,834	1.9	9.9	66,212	60,505	9.4

Credit card	22,830	22,597	21,220	1.0	7.6	22,714	21,252	6.9

Retail leasing	8,547	8,586	8,150	(.5)	4.9	8,566	8,067	6.2
Home equity and second mortgages	15,831	15,993	16,048	(1.0)	(1.4)	15,912	16,121	(1.3)
Other	32,578	31,922	31,265	2.1	4.2	32,251	32,065	.6
Total other retail	56,956	56,501	55,463	.8	2.7	56,729	56,253	.8

Covered loans (a)	--	--	2,897	--	nm	--	2,972	nm

Total loans	$289,218	$286,110	$278,624	1.1	3.8	$287,672	$279,004	3.1

(a)  During the fourth quarter of 2018, the majority of the Company’s covered loans were sold or the loss share coverage expired, with any remaining loan balances reclassified to be included in their respective portfolio category.

Average total loans were $10.6 billion (3.8 percent) higher than the second quarter of 2018. Excluding the impact of the fourth quarter of 2018 sale of the majority of the Company’s FDIC covered loans, average total loans grew 4.5 percent over the prior year quarter. The increase was due to growth in total commercial loans (5.0 percent), residential mortgages (9.9 percent), credit card loans (7.6 percent), and total other retail loans (2.7 percent). These increases were partially offset by decreases in total commercial real estate loans (1.2 percent) given the later stage of the business cycle and the sale of covered loans in the fourth quarter of 2018.

Average total loans were $3.1 billion (1.1 percent) higher than the first quarter of 2019 primarily driven by growth in total commercial loans (1.2 percent) and residential mortgages (1.9 percent) and seasonal growth in credit card balances.

U.S. Bancorp Second Quarter 2019 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	2Q 2019	1Q 2019	2Q 2018	2Q19 vs 1Q19	2Q19 vs 2Q18	YTD 2019	YTD 2018	Percent Change

Noninterest-bearing deposits	$73,096	$73,433	$78,987	(.5)	(7.5)	$73,263	$79,234	(7.5)
Interest-bearing savings deposits
Interest checking	70,433	72,177	69,918	(2.4)	.7	71,301	70,136	1.7
Money market savings	108,633	99,432	103,333	9.3	5.1	104,058	103,350	.7
Savings accounts	45,988	45,216	45,069	1.7	2.0	45,604	44,730	2.0
Total savings deposits	225,054	216,825	218,320	3.8	3.1	220,963	218,216	1.3
Time deposits	47,082	45,108	37,515	4.4	25.5	46,100	37,252	23.8
Total interest-bearing deposits	272,136	261,933	255,835	3.9	6.4	267,063	255,468	4.5

Total deposits	$345,232	$335,366	$334,822	2.9	3.1	$340,326	$334,702	1.7

Average total deposits for the second quarter of 2019 were $ 10.4 billion (3.1 percent) higher than the second quarter of 2018. Average noninterest-bearing deposits decreased $5.9 billion (7.5 percent) year-over-year primarily due to balance migration to interest-bearing deposits and the continued deployment by customers of business deposits within Corporate and Commercial Banking and corporate trust balances within Wealth Management and Investment Services. Average total savings deposits were $6.7 billion (3.1 percent) higher year-over-year driven by Wealth Management and Investment Services, Consumer and Business Banking, and Corporate and Commercial Banking. Average time deposits were $9.6 billion (25.5 percent) higher than the prior year quarter. Changes in time deposits are driven by growth in consumer deposits related to the migration of balances to higher yielding balances. It was also due to funding decisions based largely on relative pricing and liquidity characteristics.

Average total deposits increased $9.9 billion (2.9 percent) from the first quarter of 2019. On a linked quarter basis, average noninterest-bearing deposits decreased $337 million (0.5 percent). Average total savings deposits increased $8.2 billion (3.8 percent) on a linked quarter basis primarily due to increases in Wealth Management and Investment Services and Consumer and Business Banking. Average time deposits increased $2.0 billion (4.4 percent) on a linked quarter basis primarily in savings certificates and personal certificates of deposit as customers seek higher yield alternatives.

U.S. Bancorp Second Quarter 2019 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q19 vs	2Q19 vs	YTD	YTD	Percent
	2019	2019	2018	1Q19	2Q18	2019	2018	Change

Credit and debit card revenue	$365	$304	$351	20.1	4.0	$669	$675	(.9)
Corporate payment products revenue	167	162	158	3.1	5.7	329	312	5.4
Merchant processing services	404	378	387	6.9	4.4	782	750	4.3
Trust and investment management fees	415	399	401	4.0	3.5	814	799	1.9
Deposit service charges	227	217	273	4.6	(16.8)	444	534	(16.9)
Treasury management fees	153	146	155	4.8	(1.3)	299	305	(2.0)
Commercial products revenue	249	219	234	13.7	6.4	468	454	3.1
Mortgage banking revenue	189	169	191	11.8	(1.0)	358	375	(4.5)
Investment products fees	47	45	47	4.4	--	92	93	(1.1)
Securities gains (losses), net	17	5	10	nm	70.0	22	15	46.7
Other	257	247	207	4.0	24.2	504	374	34.8

Total noninterest income	$2,490	$2,291	$2,414	8.7	3.1	$4,781	$4,686	2.0

Second quarter noninterest income of $2,490 million was $76 million (3.1 percent) higher than the second quarter of 2018 driven by growth in payment services revenue, trust and investment management fees, commercial products revenue, and other noninterest revenue, partially offset by a decline in deposit service charges. Payment services revenue increased $40 million (4.5 percent) due to higher credit and debit card revenue of $14 million (4.0 percent), an increase in corporate payment products revenue of $9 million (5.7 percent), and higher merchant processing services revenue of $17 million (4.4 percent), all driven by higher sales volume. Trust and investment management fees increased $14 million (3.5 percent) due to business growth and favorable market conditions. Commercial products revenue increased $15 million (6.4 percent) primarily due to higher corporate bond fees and trading revenue, partially offset by lower syndication fees. Other noninterest income also increased year-over-year primarily due to higher equity investment income, tax-advantaged investment syndication revenue, and transition services agreement revenue associated with the sale of the Company’s ATM third-party servicing business in 2018. These increases were partially offset by lower deposit service charges. Deposit service charges decreased $46 million (16.8 percent) primarily due to the ATM third-party servicing sale in 2018.

Noninterest income was $199 million (8.7 percent) higher in the second quarter of 2019 compared with the first quarter of 2019 driven by higher payment services revenue, commercial products revenue, mortgage banking revenue and trust and investment management fees. Payment services revenue increased $92 million (10.9 percent) primarily due to strong consumer spending recovering from significantly lower sales in the first quarter of 2019 and the impact of seasonally higher sales typically expected in the second quarter of the year. Commercial products revenue increased $30 million (13.7 percent) primarily due to higher corporate bond fees and other capital markets revenue due to more favorable markets and certain merger and acquisition related bond issuances during the second quarter of 2019. Mortgage banking revenue increased $20 million (11.8 percent) reflecting higher origination and sales volumes, partially offset by an unfavorable change in the valuation of mortgage servicing rights, net of hedging activities. Trust and investment management fees increased $16 million (4.0 percent) primarily due to business growth and favorable market conditions.

U.S. Bancorp Second Quarter 2019 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q19 vs	2Q19 vs	YTD	YTD	Percent
	2019	2019	2018	1Q19	2Q18	2019	2018	Change

Compensation	$1,574	$1,559	$1,542	1.0	2.1	$3,133	$3,065	2.2
Employee benefits	314	333	299	(5.7)	5.0	647	629	2.9
Net occupancy and equipment	281	277	262	1.4	7.3	558	527	5.9
Professional services	106	95	95	11.6	11.6	201	178	12.9
Marketing and business development	111	89	111	24.7	--	200	208	(3.8)
Technology and communications	270	257	242	5.1	11.6	527	477	10.5
Postage, printing and supplies	73	72	80	1.4	(8.8)	145	160	(9.4)
Other intangibles	42	40	40	5.0	5.0	82	79	3.8
Other	382	365	414	4.7	(7.7)	747	817	(8.6)

Total noninterest expense	$3,153	$3,087	$3,085	2.1	2.2	$6,240	$6,140	1.6

Second quarter noninterest expense of $3,153 million was $68 million (2.2 percent) higher than the second quarter of 2018 primarily due to higher personnel costs, occupancy costs, and technology investment, partially offset by lower other noninterest expense. Compensation expense increased $32 million (2.1 percent) principally due to the impact of merit increases and hiring to support business growth. Employee benefits expense increased $15 million (5.0 percent) primarily due to increased medical costs. Technology and communications expense increased $28 million (11.6 percent) and net occupancy and equipment expense increased $19 million (7.3) percent to support business growth. Partially offsetting these increases was a decrease in other noninterest expense of $32 million (7.7 percent) due to lower FDIC assessment costs, driven by the elimination of the surcharge in the fourth quarter of 2018, and lower costs related to tax-advantaged projects.

Noninterest expense increased $66 million (2.1 percent) on a linked quarter basis due to higher compensation expense of $15 million (1.0 percent), the impact of seasonal merit increases and an additional day in the second quarter. Professional services expense increased $11 million (11.6 percent) and marketing and business development expense increased $22 million (24.7 percent) both due to seasonally higher activity in the second quarter. These increases were partially offset by a seasonal decrease in employee benefits due to higher payroll taxes during the first quarter of the year.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2019 resulted in a tax rate of 20.7 percent on a taxable-equivalent basis (effective tax rate of 19.7 percent), compared with 21.1 percent (effective tax rate of 20.1 percent) in the second quarter of 2018, and 19.2 percent on a taxable-equivalent basis (effective tax rate of 18.1 percent) in the first quarter of 2019.

U.S. Bancorp Second Quarter 2019 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	2Q		1Q		4Q		3Q		2Q
	2019	% (a)	2019	% (a)	2018	% (a)	2018	% (a)	2018	% (a)
Balance, beginning of period	$4,451		$4,441		$4,426		$4,411		$4,417

Net charge-offs
Commercial	56	.23	71	.30	64	.27	63	.27	54	.23
Lease financing	3	.22	2	.15	3	.22	3	.22	4	.29

Total commercial	59	.23	73	.29	67	.26	66	.26	58	.24
Commercial mortgages	2	.03	--	--	(8)	(.11)	(5)	(.07)	--	--
Construction and development	(1)	(.04)	--	--	1	.04	(4)	(.14)	--	--

Total commercial real estate	1	.01	--	--	(7)	(.07)	(9)	(.09)	--	--

Residential mortgages	4	.02	3	.02	2	.01	4	.03	4	.03

Credit card	227	3.99	225	4.04	219	3.88	206	3.75	210	3.97

Retail leasing	2	.09	4	.19	3	.14	3	.14	3	.15
Home equity and second mortgages	(1)	(.03)	(1)	(.03)	1	.02	(1)	(.02)	(2)	(.05)
Other	58	.71	63	.80	68	.85	59	.74	59	.76

Total other retail	59	.42	66	.47	72	.51	61	.43	60	.43

Total net charge-offs	350	.49	367	.52	353	.49	328	.46	332	.48
Provision for credit losses	365		377		368		343		327
Other changes	--		--		--		--		(1)

Balance, end of period	$4,466		$4,451		$4,441		$4,426		$4,411

Components
Allowance for loan losses	$4,019		$3,990		$3,973		$3,954		$3,920
Liability for unfunded credit commitments	447		461		468		472		491

Total allowance for credit losses	$4,466		$4,451		$4,441		$4,426		$4,411

Gross charge-offs	$464		$473		$442		$428		$437
Gross recoveries	$114		$106		$89		$100		$105

Allowance for credit losses as a percentage of
Period-end loans	1.53		1.55		1.55		1.57		1.57
Nonperforming loans	556		519		544		544		484
Nonperforming assets	469		443		449		441		404

(a) Annualized and calculated on average loan balances

U.S. Bancorp Second Quarter 2019 Results

Credit quality was relatively stable on a linked quarter and year-over-year basis. The Company’s provision for credit losses for the second quarter of 2019 was $365 million, which was $12 million (3.2 percent) lower than the prior quarter and $38 million (11.6 percent) higher than the second quarter of 2018 primarily reflecting loan growth.

Total net charge-offs in the second quarter of 2019 were $350 million, compared with $367 million in the first quarter of 2019, and $332 million in the second quarter of 2018. Net charge-offs decreased $17 million (4.6 percent) compared with the first quarter of 2019 primarily due to lower total commercial net charge-offs. Net charge-offs increased $18 million (5.4 percent) compared with the second quarter of 2018 primarily due to higher credit card net charge-offs. The net charge-off ratio was 0.49 percent in the second quarter of 2019, compared with 0.52 percent in the first quarter of 2019 and 0.48 percent in the second quarter of 2018.

The allowance for credit losses was $4,466 million at June 30, 2019, compared with $4,451 million at March 31, 2019, and $4,411 million at June 30, 2018. The ratio of the allowance for credit losses to period-end loans was 1.53 percent at June 30, 2019, compared with 1.55 percent at March 31, 2019, and 1.57 percent at June 30, 2018. The ratio of the allowance for credit losses to nonperforming loans was 556 percent at June 30, 2019, compared with 519 percent at March 31, 2019, and 484 percent at June 30, 2018.

Nonperforming assets were $953 million at June 30, 2019, compared with $1,005 million at March 31, 2019, and $1,091 million at June 30, 2018. The ratio of nonperforming assets to loans and other real estate was 0.33 percent at June 30, 2019, compared with 0.35 percent at March 31, 2019, and 0.39 percent at June 30, 2018. The decrease in nonperforming assets on a linked quarter basis and a year-over-year basis was driven by decreases in nonperforming residential mortgages, total commercial real estate, and other real estate owned. Accruing loans 90 days or more past due were $752 million at June 30, 2019, compared with $595 million at March 31, 2019, and $640 million at June 30, 2018. Commercial loan 90 day delinquencies were elevated this quarter related to one customer that is expected to resolve without a credit loss.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Jun 30 2019	Mar 31 2019	Dec 31 2018	Sep 30 2018	Jun 30 2018

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.26	.07	.07	.06	.06
Commercial real estate	--	.01	--	.01	.01
Residential mortgages	.17	.18	.18	.19	.18
Credit card	1.14	1.29	1.25	1.18	1.15
Other retail	.17	.19	.19	.17	.16
Covered loans	--	--	--	.86	4.46
Total loans	.26	.21	.20	.20	.23

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.53	.34	.27	.28	.28
Commercial real estate	.24	.33	.29	.27	.27
Residential mortgages	.55	.62	.63	.69	.84
Credit card	1.14	1.29	1.25	1.18	1.15
Other retail	.47	.49	.54	.49	.48
Covered loans	--	--	--	.86	4.68
Total loans	.53	.51	.49	.48	.55

U.S. Bancorp Second Quarter 2019 Results

ASSET QUALITY (a)
($ in millions)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2019	2019	2018	2018	2018
Nonperforming loans
Commercial	$254	$247	$186	$193	$199
Lease financing	25	24	23	23	25
Total commercial	279	271	209	216	224
Commercial mortgages	81	79	76	77	72
Construction and development	11	48	39	28	32
Total commercial real estate	92	127	115	105	104
Residential mortgages	263	287	296	317	400
Credit card	--	--	--	--	--
Other retail	169	173	197	175	178
Covered loans	--	--	--	--	6

Total nonperforming loans	803	858	817	813	912

Other real estate	88	93	111	100	108

Covered other real estate	--	--	--	19	20

Other nonperforming assets	62	54	61	72	51

Total nonperforming assets	$953	$1,005	$989	$1,004	$1,091
Accruing loans 90 days or more past due	$752	$595	$584	$551	$640

Performing restructured loans, excluding GNMA	$2,142	$2,173	$2,218	$2,272	$2,194

Performing restructured GNMA	$1,598	$1,578	$1,639	$1,668	$1,665

Nonperforming assets to loans plus ORE (%)	.33	.35	.34	.36	.39

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Second Quarter 2019 Results

COMMON SHARES
(Millions)	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018

Beginning shares outstanding	1,599	1,608	1,623	1,636	1,649
Shares issued for stock incentive plans, acquisitions and other corporate purposes	--	3	1	1	--
Shares repurchased	(15)	(12)	(16)	(14)	(13)
Ending shares outstanding	1,584	1,599	1,608	1,623	1,636

CAPITAL POSITION
($ in millions)	Jun 30 2019	Mar 31 2019	Dec 31 2018	Sep 30 2018	Jun 30 2018

Total U.S. Bancorp shareholders’ equity	$52,913	$52,057	$51,029	$50,375	$49,628

Basel III Standardized Approach
Common equity tier 1 capital	$36,909	$35,732	$34,724	$34,097	$34,161
Tier 1 capital	42,923	41,748	40,741	40,114	39,611
Total risk-based capital	50,370	49,194	48,178	47,531	47,258

Common equity tier 1 capital ratio	9.5%	9.3%	9.1%	9.0%	9.1%
Tier 1 capital ratio	11.0	10.9	10.7	10.6	10.5
Total risk-based capital ratio	13.0	12.8	12.6	12.6	12.6
Leverage ratio	9.3	9.2	9.0	9.0	8.9

Basel III Advanced Approaches
Common equity tier 1 capital ratio	12.3	12.0	11.8	11.8	11.6

Tangible common equity to tangible assets (a)	7.9	7.9	7.8	7.7	7.8
Tangible common equity to risk-weighted assets (a)	9.7	9.5	9.4	9.3	9.3

(a) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $52.9 billion at June 30, 2019, compared with $52.1 billion at March 31, 2019, and $49.6 billion at June 30, 2018. During the second quarter, the Company returned 79 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.5 percent at June 30, 2019, compared with 9.3 percent at March 31, 2019, and 9.1 percent at June 30, 2018. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III advanced approaches method was 12.3 percent at June 30, 2019, compared with 12.0 percent at March 31, 2019, and 11.6 percent at June 30, 2018.

U.S. Bancorp Second Quarter 2019 Results

Investor Conference Call

On Wednesday, July 17, 2019, at 8:30 a.m. CDT, Chairman, President and CEO Andy Cecere along with Vice Chairman and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About US”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 5545338. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CDT on Wednesday, July 17 and will be accessible until Wednesday, July 24 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, please dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 5545338.

About U.S. Bancorp

U.S. Bancorp, with 74,000 employees and $482 billion in assets as of June 30, 2019, is the parent company of U.S. Bank, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2019 World’s Most Ethical Company. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets, could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Second Quarter 2019 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Return on tangible common equity

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not defined in banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest Income
Loans	$3,582	$3,197	$7,122	$6,292
Loans held for sale	34	39	59	72
Investment securities	745	653	1,450	1,266
Other interest income	90	59	171	109
Total interest income	4,451	3,948	8,802	7,739
Interest Expense
Deposits	762	427	1,457	772
Short-term borrowings	91	86	184	161
Long-term debt	293	238	597	441
Total interest expense	1,146	751	2,238	1,374
Net interest income	3,305	3,197	6,564	6,365
Provision for credit losses	365	327	742	668
Net interest income after provision for credit losses	2,940	2,870	5,822	5,697
Noninterest Income
Credit and debit card revenue	365	351	669	675
Corporate payment products revenue	167	158	329	312
Merchant processing services	404	387	782	750
Trust and investment management fees	415	401	814	799
Deposit service charges	227	273	444	534
Treasury management fees	153	155	299	305
Commercial products revenue	249	234	468	454
Mortgage banking revenue	189	191	358	375
Investment products fees	47	47	92	93
Securities gains (losses), net	17	10	22	15
Other	257	207	504	374
Total noninterest income	2,490	2,414	4,781	4,686
Noninterest Expense
Compensation	1,574	1,542	3,133	3,065
Employee benefits	314	299	647	629
Net occupancy and equipment	281	262	558	527
Professional services	106	95	201	178
Marketing and business development	111	111	200	208
Technology and communications	270	242	527	477
Postage, printing and supplies	73	80	145	160
Other intangibles	42	40	82	79
Other	382	414	747	817
Total noninterest expense	3,153	3,085	6,240	6,140
Income before income taxes	2,277	2,199	4,363	4,243
Applicable income taxes	449	441	827	803
Net income	1,828	1,758	3,536	3,440
Net (income) loss attributable to noncontrolling interests	(7)	(8)	(16)	(15)
Net income attributable to U.S. Bancorp	$1,821	$1,750	$3,520	$3,425
Net income applicable to U.S. Bancorp common shareholders	$1,741	$1,678	$3,354	$3,275
Earnings per common share	$1.09	$1.02	$2.10	$1.99
Diluted earnings per common share	$1.09	$1.02	$2.10	$1.98
Dividends declared per common share	$.37	$.30	$.74	$.60
Average common shares outstanding	1,590	1,642	1,596	1,647
Average diluted common shares outstanding	1,592	1,646	1,599	1,651

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	June 30, 2019	December 31, 2018	June 30, 2018
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$16,932	$21,453	$19,021
Investment securities
Held-to-maturity	46,383	46,050	46,055
Available-for-sale	69,197	66,115	66,347
Loans held for sale	3,819	2,056	3,256
Loans
Commercial	103,980	102,444	99,357
Commercial real estate	39,334	39,539	39,399
Residential mortgages	67,913	65,034	61,309
Credit card	23,426	23,363	21,566
Other retail	57,375	56,430	55,723
Covered loans	--	--	2,823
Total loans	292,028	286,810	280,177
Less allowance for loan losses	(4,019)	(3,973)	(3,920)
Net loans	288,009	282,837	276,257
Premises and equipment	3,690	2,457	2,431
Goodwill	9,548	9,369	9,425
Other intangible assets	3,161	3,392	3,415
Other assets	40,980	33,645	35,122
Total assets	$481,719	$467,374	$461,329

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$76,170	$81,811	$82,215
Interest-bearing	277,007	263,664	257,865
Total deposits	353,177	345,475	340,080
Short-term borrowings	15,032	14,139	18,136
Long-term debt	41,008	41,340	37,172
Other liabilities	18,962	14,763	15,684
Total liabilities	428,179	415,717	411,072
Shareholders’ equity
Preferred stock	5,984	5,984	5,419
Common stock	21	21	21
Capital surplus	8,465	8,469	8,468
Retained earnings	61,252	59,065	56,742
Less treasury stock	(21,465)	(20,188)	(18,707)
Accumulated other comprehensive income (loss)	(1,344)	(2,322)	(2,315)
Total U.S. Bancorp shareholders’ equity	52,913	51,029	49,628
Noncontrolling interests	627	628	629
Total equity	53,540	51,657	50,257
Total liabilities and equity	$481,719	$467,374	$461,329

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)			June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Total equity			$53,540	$52,686	$51,657	$51,007	$50,257
Preferred stock			(5,984)	(5,984)	(5,984)	(5,984)	(5,419)
Noncontrolling interests			(627)	(629)	(628)	(632)	(629)
Goodwill (net of deferred tax liability) (1)			(8,708)	(8,716)	(8,549)	(8,682)	(8,585)
Intangible assets, other than mortgage servicing rights			(703)	(685)	(601)	(627)	(571)
Tangible common equity (a)			37,518	36,672	35,895	35,082	35,053

Total assets			481,719	475,775	467,374	464,607	461,329
Goodwill (net of deferred tax liability) (1)			(8,708)	(8,716)	(8,549)	(8,682)	(8,585)
Intangible assets, other than mortgage servicing rights			(703)	(685)	(601)	(627)	(571)
Tangible assets (b)			472,308	466,374	458,224	455,298	452,173

Risk-weighted assets, determined in accordance with the Basel III standardized approach (c)			388,709 *	384,394	381,661	377,713	375,466

Ratios *
Tangible common equity to tangible assets (a)/(b)			7.9%	7.9%	7.8%	7.7%	7.8%
Tangible common equity to risk-weighted assets (a)/(c)			9.7	9.5	9.4	9.3	9.3

			Three Months Ended
			June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Net income applicable to U.S. Bancorp common shareholders			$1,741	$1,613	$1,777	$1,732	$1,678
Intangibles amortization (net-of-tax)			33	32	32	32	32
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization			1,774	1,645	1,809	1,764	1,710
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (d)			7,115	6,671	7,177	6,998	6,859

Average total equity			53,066	52,218	51,370	50,768	49,950
Average preferred stock			(5,984)	(5,984)	(5,984)	(5,714)	(5,419)
Average noncontrolling interests			(628)	(629)	(630)	(630)	(628)
Average goodwill (net of deferred tax liability) (1)			(8,715)	(8,732)	(8,574)	(8,620)	(8,602)
Average intangible assets, other than mortgage servicing rights			(681)	(671)	(605)	(584)	(588)
Average tangible common equity (e)			37,058	36,202	35,577	35,220	34,713

Return on tangible common equity (d)/(e)			19.2%	18.4%	20.2%	19.9%	19.8%

	Three Months Ended					Six Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
Net interest income	$3,305	$3,259	$3,303	$3,251	$3,197	$6,564	$6,365
Taxable-equivalent adjustment (2)	27	27	28	30	29	54	58
Net interest income, on a taxable-equivalent basis	3,332	3,286	3,331	3,281	3,226	6,618	6,423

Net interest income, on a taxable-equivalent basis (as calculated above)	3,332	3,286	3,331	3,281	3,226	6,618	6,423
Noninterest income	2,490	2,291	2,498	2,418	2,414	4,781	4,686
Less: Securities gains (losses), net	17	5	5	10	10	22	15
Total net revenue, excluding net securities gains (losses) (f)	5,805	5,572	5,824	5,689	5,630	11,377	11,094

Noninterest expense (g)	3,153	3,087	3,280	3,044	3,085	6,240	6,140
Less: Intangible amortization	42	40	41	41	40	82	79
Noninterest expense, excluding intangible amortization (h)	3,111	3,047	3,239	3,003	3,045	6,158	6,061

Efficiency ratio (g)/(f)	54.3%	55.4%	56.3%	53.5%	54.8%	54.8%	55.3%
Tangible efficiency ratio (h)/(f)	53.6	54.7	55.6	52.8	54.1	54.1	54.6

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			2Q 2019
Business Line	2Q 2019	1Q 2019	2Q 2018	2Q19 vs 1Q19	2Q19 vs 2Q18	YTD 2019	YTD 2018	Percent Change	Earnings Composition
Corporate and Commercial Banking	$416	$402	$416	3.5	--	$818	$804	1.7	23	%
Consumer and Business Banking	559	555	543	.7	2.9	1,114	1,087	2.5	31
Wealth Management and Investment Services	228	214	191	6.5	19.4	442	399	10.8	12
Payment Services	358	326	360	9.8	(.6)	684	701	(2.4)	20
Treasury and Corporate Support	260	202	240	28.7	8.3	462	434	6.5	14

Consolidated Company	$1,821	$1,699	$1,750	7.2	4.1	$3,520	$3,425	2.8	100	%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent. The residual tax expense or benefit to arrive at the consolidated effective tax rate is included in Treasury and Corporate Support. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2019, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

   2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	2Q 2019	1Q 2019	2Q 2018	2Q19 vs 1Q19	2Q19 vs 2Q18	YTD 2019	YTD 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$718	$726	$726	(1.1)	(1.1)	$1,444	$1,448	(.3)
Noninterest income	245	209	223	17.2	9.9	454	430	5.6
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	963	935	949	3.0	1.5	1,898	1,878	1.1
Noninterest expense	409	409	405	--	1.0	818	801	2.1
Other intangibles	1	1	1	--	--	2	2	--
Total noninterest expense	410	410	406	--	1.0	820	803	2.1
Income before provision and taxes	553	525	543	5.3	1.8	1,078	1,075	.3
Provision for credit losses	(2)	(11)	(12)	81.8	83.3	(13)	2	nm
Income before income taxes	555	536	555	3.5	--	1,091	1,073	1.7
Income taxes and taxable-equivalent adjustment	139	134	139	3.7	--	273	269	1.5
Net income	416	402	416	3.5	--	818	804	1.7
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$416	$402	$416	3.5	--	$818	$804	1.7

Average Balance Sheet Data
Loans	$96,588	$96,410	$93,454	.2	3.4	$96,500	$93,672	3.0
Other earning assets	3,883	3,168	3,092	22.6	25.6	3,527	2,976	18.5
Goodwill	1,647	1,647	1,647	--	--	1,647	1,647	--
Other intangible assets	9	9	11	--	(18.2)	9	11	(18.2)
Assets	106,680	105,142	102,521	1.5	4.1	105,915	102,551	3.3

Noninterest-bearing deposits	28,874	29,981	33,314	(3.7)	(13.3)	29,424	33,779	(12.9)
Interest-bearing deposits	70,690	71,095	70,362	(.6)	.5	70,892	70,156	1.0
Total deposits	99,564	101,076	103,676	(1.5)	(4.0)	100,316	103,935	(3.5)

Total U.S. Bancorp shareholders’ equity	10,362	10,439	10,498	(.7)	(1.3)	10,400	10,457	(.5)

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $416 million of the Company’s net income in the second quarter of 2019 and in the second quarter of 2018. Total net revenue increased $14 million (1.5 percent) due to an increase of $22 million (9.9 percent) in total noninterest income, partially offset by a decrease of $8 million (1.1 percent) in net interest income. Net interest income decreased primarily due to lower noninterest bearing deposit balances compared to last year and lower spreads on loans, reflecting a competitive marketplace, partially offset by the impact of higher rates on the margin benefit from deposits and loan growth. Noninterest bearing deposits are declining as customers deploy balances to support business growth. Total noninterest income increased year-over-year primarily due to higher trading revenue and corporate bond underwriting fees, partially offset by lower foreign currency customer activity from a year ago. Total noninterest expense was $4 million (1.0 percent) higher compared with a year ago primarily due to an increase in net shared services expense driven by technology development and investment in infrastructure, higher salary expense driven by merit increases, and an increase in production incentives. These increases were partially offset by lower FDIC assessment costs. The provision for credit losses increased $10 million (83.3 percent) reflecting an unfavorable change in the reserve allocation due to growth in the portfolio, partially offset by lower net charge-offs.

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CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	2Q 2019	1Q 2019	2Q 2018	2Q19 vs 1Q19	2Q19 vs 2Q18	YTD 2019	YTD 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,581	$1,567	$1,519	.9	4.1	$3,148	$3,031	3.9
Noninterest income	567	535	594	6.0	(4.5)	1,102	1,171	(5.9)
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	2,148	2,102	2,113	2.2	1.7	4,250	4,202	1.1
Noninterest expense	1,318	1,287	1,327	2.4	(.7)	2,605	2,628	(.9)
Other intangibles	5	5	7	--	(28.6)	10	14	(28.6)

Total noninterest expense	1,323	1,292	1,334	2.4	(.8)	2,615	2,642	(1.0)

Income before provision and taxes	825	810	779	1.9	5.9	1,635	1,560	4.8
Provision for credit losses	79	70	55	12.9	43.6	149	110	35.5

Income before income taxes	746	740	724	.8	3.0	1,486	1,450	2.5
Income taxes and taxable-equivalent adjustment	187	185	181	1.1	3.3	372	363	2.5

Net income	559	555	543	.7	2.9	1,114	1,087	2.5
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$559	$555	$543	.7	2.9	$1,114	$1,087	2.5

Average Balance Sheet Data
Loans	$143,714	$141,755	$139,904	1.4	2.7	$142,740	$140,495	1.6
Other earning assets	3,334	2,389	3,810	39.6	(12.5)	2,864	3,611	(20.7)
Goodwill	3,475	3,475	3,632	--	(4.3)	3,475	3,632	(4.3)
Other intangible assets	2,717	2,882	2,932	(5.7)	(7.3)	2,799	2,902	(3.5)
Assets	157,384	154,680	154,579	1.7	1.8	156,039	154,999	.7

Noninterest-bearing deposits	27,060	26,554	27,348	1.9	(1.1)	26,809	27,289	(1.8)
Interest-bearing deposits	128,883	127,274	125,221	1.3	2.9	128,082	124,185	3.1

Total deposits	155,943	153,828	152,569	1.4	2.2	154,891	151,474	2.3

Total U.S. Bancorp shareholders’ equity	11,737	11,742	11,855	--	(1.0)	11,739	11,845	(.9)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $559 million of the Company’s net income in the second quarter of 2019, compared with $543 million in the second quarter of 2018. Total net revenue increased $35 million (1.7 percent) due to a $62 million (4.1 percent) increase in net interest income, partially offset by a $27 million (4.5 percent) decrease in total noninterest income. Net interest income increased primarily due to the impact of higher rates on the margin benefit from deposits as well as growth in both interest-bearing deposit balances and loan volumes, partially offset by the lower spreads on loans. Total noninterest income decreased principally due to a reduction in ATM processing services revenue due to the sale of the Company’s ATM third-party servicing business in 2018, partially offset by the transition services agreement revenue associated with the sale. Total noninterest expense in the second quarter of 2019 decreased $11 million (0.8 percent) primarily due to lower FDIC assessment costs and lower mortgage banking costs, partially offset by higher net shared services expense, reflecting the impact of technology development and investment in infrastructure supporting business growth as well as costs to manage the business. The provision for credit losses increased $24 million (43.6 percent) primarily due to an unfavorable change in the reserve allocation due to slower improvement in housing prices in the second quarter and higher net charge-offs.

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WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	2Q 2019	1Q 2019	2Q 2018	2Q19 vs 1Q19	2Q19 vs 2Q18	YTD 2019	YTD 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$299	$288	$282	3.8	6.0	$587	$557	5.4
Noninterest income	445	430	430	3.5	3.5	875	861	1.6
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	744	718	712	3.6	4.5	1,462	1,418	3.1
Noninterest expense	435	433	453	.5	(4.0)	868	877	(1.0)
Other intangibles	3	3	4	--	(25.0)	6	8	(25.0)
Total noninterest expense	438	436	457	.5	(4.2)	874	885	(1.2)
Income before provision and taxes	306	282	255	8.5	20.0	588	533	10.3
Provision for credit losses	2	(3)	--	nm	nm	(1)	1	nm
Income before income taxes	304	285	255	6.7	19.2	589	532	10.7
Income taxes and taxable-equivalent adjustment	76	71	64	7.0	18.8	147	133	10.5
Net income	228	214	191	6.5	19.4	442	399	10.8
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$228	$214	$191	6.5	19.4	$442	$399	10.8

Average Balance Sheet Data
Loans	$9,907	$9,828	$9,225	.8	7.4	$9,867	$9,105	8.4
Other earning assets	340	245	166	38.8	nm	293	165	77.6
Goodwill	1,617	1,617	1,619	--	(.1)	1,617	1,619	(.1)
Other intangible assets	50	54	66	(7.4)	(24.2)	52	68	(23.5)
Assets	13,185	13,194	12,248	(.1)	7.7	13,189	12,137	8.7
Noninterest-bearing deposits	13,609	13,306	14,792	2.3	(8.0)	13,458	14,584	(7.7)
Interest-bearing deposits	61,432	54,173	56,869	13.4	8.0	57,823	56,927	1.6
Total deposits	75,041	67,479	71,661	11.2	4.7	71,281	71,511	(.3)

Total U.S. Bancorp shareholders’ equity	2,528	2,515	2,476	.5	2.1	2,522	2,464	2.4

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $228 million of the Company’s net income in the second quarter of 2019, compared with $191 million in the second quarter of 2018. Total net revenue increased $32 million (4.5 percent) year-over-year due to increases in net interest income of $17 million (6.0 percent) and noninterest income of $15 million (3.5 percent). Net interest income increased year-over-year primarily due to the impact of higher rates on the margin benefit from deposits and higher deposit balances. Total noninterest income increased primarily due to business growth and favorable market conditions. Total noninterest expense decreased $19 million (4.2 percent) primarily due to lower FDIC assessment costs and litigation settlements in the prior year quarter, partially offset by increased net shared services expense due to technology development. The provision for credit losses increased $2 million reflecting an unfavorable change in the reserve allocation.

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PAYMENT SERVICES (a)
($ in millions)				Percent Change
	2Q 2019	1Q 2019	2Q 2018	2Q19 vs 1Q19	2Q19 vs 2Q18	YTD 2019	YTD 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$592	$623	$592	(5.0)	--	$1,215	$1,202	1.1
Noninterest income	950	851	902	11.6	5.3	1,801	1,750	2.9
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	1,542	1,474	1,494	4.6	3.2	3,016	2,952	2.2
Noninterest expense	736	722	705	1.9	4.4	1,458	1,409	3.5
Other intangibles	33	31	28	6.5	17.9	64	55	16.4

Total noninterest expense	769	753	733	2.1	4.9	1,522	1,464	4.0

Income before provision and taxes	773	721	761	7.2	1.6	1,494	1,488	.4
Provision for credit losses	295	286	281	3.1	5.0	581	553	5.1

Income before income taxes	478	435	480	9.9	(.4)	913	935	(2.4)
Income taxes and taxable-equivalent adjustment	120	109	120	10.1	--	229	234	(2.1)

Net income	358	326	360	9.8	(.6)	684	701	(2.4)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$358	$326	$360	9.8	(.6)	$684	$701	(2.4)

Average Balance Sheet Data
Loans	$33,277	$32,414	$30,591	2.7	8.8	$32,848	$30,328	8.3
Other earning assets	327	448	302	(27.0)	8.3	387	289	33.9
Goodwill	2,806	2,814	2,535	(.3)	10.7	2,810	2,538	10.7
Other intangible assets	533	513	392	3.9	36.0	523	394	32.7
Assets	39,519	38,615	36,535	2.3	8.2	39,070	36,348	7.5
Noninterest-bearing deposits	1,148	1,157	1,085	(.8)	5.8	1,152	1,106	4.2
Interest-bearing deposits	115	111	109	3.6	5.5	113	108	4.6

Total deposits	1,263	1,268	1,194	(.4)	5.8	1,265	1,214	4.2

Total U.S. Bancorp shareholders’ equity	7,050	7,029	6,601	.3	6.8	7,040	6,611	6.5
(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $358 million of the Company’s net income in the second quarter of 2019, compared with $360 million in the second quarter of 2018. Total net revenue increased $48 million (3.2 percent) due to an increase total noninterest income of $48 million (5.3 percent). Net interest income was flat year-over-year primarily due to growth in total average loans as well as loan fees, offset by compression on loan rates. Total noninterest income increased year-over-year mainly due to higher credit and debit card revenue, corporate payment products revenue, and merchant processing services driven by higher sales volumes. Total noninterest expense increased $36 million (4.9 percent) over the second quarter of 2018 principally due to higher net shared services expense to support business growth, technology development and investment in infrastructure in addition to an increase in personnel expense in support of business development. The provision for credit losses increased $14 million (5.0 percent) reflecting higher net charge-offs, partially offset by a favorable change in the reserve allocation.

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TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	2Q 2019	1Q 2019	2Q 2018	2Q19 vs 1Q19	2Q19 vs 2Q18	YTD 2019	YTD 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$142	$82	$107	73.2	32.7	$224	$185	21.1
Noninterest income	266	261	255	1.9	4.3	527	459	14.8
Securities gains (losses), net	17	5	10	nm	70.0	22	15	46.7

Total net revenue	425	348	372	22.1	14.2	773	659	17.3
Noninterest expense	213	196	155	8.7	37.4	409	346	18.2
Other intangibles	--	--	--	--	--	--	--	--

Total noninterest expense	213	196	155	8.7	37.4	409	346	18.2

Income before provision and taxes	212	152	217	39.5	(2.3)	364	313	16.3
Provision for credit losses	(9)	35	3	nm	nm	26	2	nm

Income before income taxes	221	117	214	88.9	3.3	338	311	8.7
Income taxes and taxable-equivalent adjustment	(46)	(94)	(34)	51.1	(35.3)	(140)	(138)	(1.4)

Net income	267	211	248	26.5	7.7	478	449	6.5
Net (income) loss attributable to noncontrolling interests	(7)	(9)	(8)	22.2	12.5	(16)	(15)	(6.7)

Net income attributable to U.S. Bancorp	$260	$202	$240	28.7	8.3	$462	$434	6.5

Average Balance Sheet Data
Loans	$5,732	$5,703	$5,450	.5	5.2	$5,717	$5,404	5.8
Other earning assets	129,831	127,134	126,682	2.1	2.5	128,491	126,220	1.8
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	154,830	151,768	148,606	2.0	4.2	153,308	148,354	3.3

Noninterest-bearing deposits	2,405	2,435	2,448	(1.2)	(1.8)	2,420	2,476	(2.3)
Interest-bearing deposits	11,016	9,280	3,274	18.7	nm	10,153	4,092	nm

Total deposits	13,421	11,715	5,722	14.6	nm	12,573	6,568	91.4

Total U.S. Bancorp shareholders’ equity	20,761	19,864	17,892	4.5	16.0	20,315	17,698	14.8

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded net income of $260 million in the second quarter of 2019, compared with $240 million in the second quarter of 2018. Total net revenue increased $53 million (14.2 percent) year-over-year driven by increases in net interest income of $35 million (32.7 percent) and $18 million (6.8 percent) in total noninterest income. Net interest income increased year-over-year primarily due to growth in the investment portfolio. Total noninterest income increased year-over-year primarily reflecting higher income from equity investments partially offset by the gain on sale of the student loan portfolio in the second quarter of last year. Total noninterest expense increased $58 million (37.4 percent) year-over-year due to higher compensation expense, reflecting the impact of increased staffing and merit increases, and higher implementation costs of capital investments to support business growth. These increases were partially offset by lower net shared services expense and lower costs related to tax-advantaged projects. The provision for credit losses was $12 million lower year-over-year due to a favorable change in the reserve allocation.

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